Nicor Inc.
Form 8-K
Exhibit 99.1
FOR IMMEDIATE RELEASE                                                                                                                                              FOR MORE INFORMATION
November 3, 2008                                                                                                                                                   Contact:  Mark Knox, re: N-1003
                                                                      630 388-2529
                                              Media Contact:  Richard Caragol
                                                              630 388-2686

NICOR ANNOUNCES 2008 PRELIMINARY THIRD QUARTER EARNINGS AND AFFIRMS 2008 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported third quarter 2008 preliminary net income, operating income and diluted earnings per common share of $1.3 million, $9.3 million and $.03, respectively.  This compares to net income, operating income and diluted earnings per common share for the third quarter in 2007 of $14.5 million, $22.8 million and $.32, respectively.

Earnings for the third quarter 2008, compared to 2007, reflect lower operating income in the company’s gas distribution business and other energy-related businesses, and lower corporate operating results, partially offset by higher operating income in the company’s shipping business.

For the nine months ended September 30, 2008, preliminary net income, operating income and diluted earnings per common share were $71.6 million, $113.1 million and $1.58, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2007 of $79.7 million, $129.3 million and $1.76, respectively.

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Results for the nine months ended September 30, 2007 were favorably impacted by a first quarter reduction to the company’s previously established reserve for its mercury inspection and repair program and mercury-related cost recoveries aggregating approximately $8 million pretax ($.11 per share after-tax).  Absent the impact of these items, the nine-month results for 2007 would have been approximately $1.65 per share.

Earnings for the nine months ended September 30, 2008, compared to 2007, reflect the absence of the aforementioned mercury items.  Earnings for the nine-month period in 2008 also reflect lower operating income in the company’s shipping business and other energy-related businesses and lower corporate operating results, partially offset by higher operating income in the company’s gas distribution business (before consideration of the mercury-related items). The nine-months-ended comparisons also reflect lower net interest expense and higher income on equity investments in 2008.

 “Reported results for the third quarter, together with our estimates of fourth quarter performance, keep us on track to meet our previously issued guidance for full year consolidated results,” said Russ M. Strobel, Nicor’s Chairman, President and Chief Executive Officer. “Our gas distribution business is finally seeing some decline, at least temporarily, in high natural gas prices, but continues to be negatively impacted by increases in operating costs, including bad debt expense, which were a principal driver for our filing for rate relief in April 2008.  Our shipping business continues to operate in a challenging business environment, with the resulting negative impact on volumes shipped.  As a result, we continue to expect lower results than our initial 2008 estimates and our 2007 results for this business. While reported results for our other energy-related ventures were down compared to last year, we are pleased with the economics of the business, which are running ahead of earlier expectations.”

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Details regarding third quarter 2008 and nine months ended September 30, 2008 financial results compared to 2007 follow:
•	Gas distribution operating income decreased $3.2 million for the third quarter 2008 compared to the prior-year period. The quarter reflected:
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Higher operating and maintenance costs ($4.5 million).  Factors contributing to the variance included higher company use gas and storage-related gas costs; higher payroll and benefit-related costs; higher billing and call center-related expenses; lower bad debt expense; and the absence of environmental investigation costs incurred in the 2007 third quarter.

-	Higher depreciation expense ($1.4 million) and lower gains on property sales ($1.0 million).
-	Partially offsetting these negative factors was the impact of customer interest (approximately $4 million).

•	Gas distribution operating income decreased $4.9 million for the nine months ended September 30, 2008 compared to the prior-year period. The nine-month results reflected:
-	The absence of mercury-related recoveries recorded last year ($8.0 million).
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Higher operating and maintenance costs ($11.0 million) due primarily to higher bad debt expense; higher billing and call center-related expense; and higher payroll and benefit-related costs; partially offset by recoveries of previously incurred costs recorded in the second quarter 2008 (relating to a recovery of costs associated with the prior year environmental investigation and legal cost recoveries from a counterparty with whom the company previously did business during the performance based-rate plan timeframe) and the absence of the environmental investigation costs recorded last year.

-	Higher depreciation expense ($4.1 million) and lower gains on property sales ($1.8 million).
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Partially offsetting these negative factors was the impact of customer interest (approximately $9 million); increased natural gas deliveries due to colder weather in 2008 (approximately $7 million); and higher demand unrelated to weather (approximately $4 million).

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•
Shipping operating income increased $0.8 million for the third quarter compared to the prior-year period due to higher operating revenues, partially offset by higher operating costs.   Shipping operating income decreased $7.8 million for the nine months ended September 30, 2008 compared to the prior-year period due to higher operating revenues which were more than offset by higher operating costs.   Increased operating revenues for both periods, compared to 2007, were attributable to higher average rates (due primarily to surcharges for fuel); partially offset by lower volumes shipped. Increased operating costs for both periods, compared to 2007, were attributable to higher transportation-related costs, due in large part to increased fuel costs.

•
Other energy ventures operating income decreased $9.9 million for the third quarter 2008 compared to the prior-year period due to lower operating results in the company’s wholesale natural gas marketing business and retail energy-related products and services businesses.  Other energy ventures operating income decreased $3.2 million for the nine months ended September 30, 2008 compared to the prior-year period due primarily to lower operating income in the company’s wholesale natural gas marketing business; partially offset by higher operating income in the company’s retail energy-related products and services businesses.

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Lower third quarter 2008 operating results, as compared to 2007, in the company’s wholesale natural gas marketing business were due to the unfavorable costing of physical sales activity and lower results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses, partially offset by favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.  Lower operating income for the nine months ended September 30, 2008, as compared to 2007, in the company’s wholesale natural gas marketing business were due primarily to unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and lower results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses, partially offset by favorable costing of physical sales activity.

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The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided. However, the underlying derivatives used to hedge the price exposure are carried at fair value. For those derivatives that don’t meet the requirements for hedge accounting, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Lower third quarter 2008 operating results, as compared to 2007, in the company’s retail energy-related products and services businesses were due to lower operating revenues and higher operating costs.  Higher operating costs were due to higher average costs associated with customer contracts. Decreased operating revenues were attributable to lower average utility-bill management contract volumes.  Improved operating results for the nine months ended September 30, 2008, as compared to 2007, in the company’s retail energy-related products and services businesses were due to lower operating costs, partially offset by lower operating revenues.  Decreased operating costs were due primarily to lower average utility-bill management contract volumes and lower average costs associated with customer contracts.  Decreased operating revenues were due to lower average utility-bill management contract volumes.

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Corporate operating results decreased $1.2 million for the third quarter 2008 compared to the prior year period due to higher legal and business development costs. Corporate operating results decreased $0.3 million for the nine months ended September 30, 2008 compared to the prior year period due to a $3.6 million pretax negative weather-related impact associated with certain of the company’s retail utility-bill management products, compared to a $0.2 million pretax positive weather impact in the 2007 nine-month period, partially offset by recoveries of previously incurred legal costs of $3.1 million pretax recorded in the 2008 second quarter. Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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•
The third quarter 2008 and nine months ended September 30, 2008 financial results were favorably impacted by lower interest expense and higher pretax net equity investment income.  Interest expense decreased $0.5 million for the third quarter 2008 compared to the prior-year period due to lower average interest rates and lower estimated interest on income tax matters, partially offset by higher average borrowing levels.  Interest costs decreased $4.7 million for the nine months ended September 30, 2008 compared to the prior-year period due primarily to lower average interest rates and lower estimated interest on income tax matters, partially offset by higher average borrowing levels.

•
Net income for the third quarter 2008 and the nine months ended September 30, 2008 were unfavorably impacted by lower interest income and increases in its effective income tax rate compared to the same periods in 2007.

2008 Earnings Outlook

The company affirmed its estimate for 2008 diluted earnings per common share in the range of $2.20 to $2.40, which remains unchanged from earlier guidance for 2008 provided in the company’s earnings release on August 4, 2008 associated with second quarter 2008 results. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the Illinois Commerce Commission’s (ICC) Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2008 earnings, they are not currently estimable. The company's 2008 estimate assumes normal weather for the remainder of the year.

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The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

Rate Case Proceedings

As previously announced in a separate press release on April 29, 2008, the company’s gas distribution business, Nicor Gas filed with the ICC for an overall increase in business and residential rates of a $140.3 million to recover the rising costs of operating its gas distribution system and increased capital investments.   Nicor Gas’ filing provided for a return on rate base of 9.21%, which reflected an 11.05% cost of common equity.  Under Illinois law, the ICC normally has eleven months to complete its review of the company’s filing and to issue its order.  On September 25, 2008, Nicor Gas filed rebuttal testimony with the ICC, in response to direct testimony of the ICC staff and intervenors in the proceeding, and revised its proposed rate increase of $140.3 million to $141.6 million.  The rebuttal testimony provides for a rate of return on rate base of 9.27 percent, which reflects an 11.15 percent cost of common equity.

Conference Call

As previously announced the company will hold a conference call to discuss its third quarter 2008 financial results and 2008 outlook.  The conference call will be this morning, Monday, November 3, 2008 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate Web site at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Monday, November 17, 2008.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 61458995.  The call will also be archived on Nicor’s corporate website for 90 days.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

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Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007
Operating revenues
Gas distribution (includes revenue taxes of
$14.6, $12.8, $131.6 and $114.0, respectively)	$306.1	$238.9	$2,330.4	$1,878.7
Shipping	108.5	97.5	308.8	293.6
Other energy ventures	34.9	37.3	157.8	159.0
Corporate and eliminations	(9.2)	(8.5)	(61.2)	(74.5)
Total operating revenues	440.3	365.2	2,735.8	2,256.8

Operating expenses
Gas distribution
Cost of gas	180.0	118.4	1,762.9	1,348.4
Operating and maintenance	64.2	59.7	212.5	201.5
Depreciation	42.8	41.4	128.5	124.4
Taxes, other than income taxes	18.9	17.0	143.3	126.1
Mercury-related recoveries, net	-	-	-	(8.0)
Property sale gains	(.2)	(1.2)	(.2)	(2.0)
Shipping	99.0	88.8	289.7	266.7
Other energy ventures	34.3	26.8	145.2	143.2
Other corporate expenses and eliminations	(8.0)	(8.5)	(59.2)	(72.8)
Total operating expenses	431.0	342.4	2,622.7	2,127.5

Operating income (1)	9.3	22.8	113.1	129.3
Interest expense, net of amounts capitalized	9.9	10.4	29.6	34.3
Equity investment income, net	2.9	2.4	7.2	4.4
Interest income	1.4	2.3	6.9	7.1
Other income (expense), net	(.1)	-	.1	.2

Income before income taxes	3.6	17.1	97.7	106.7
Income tax expense	2.3	2.6	26.1	27.0

Net income	$1.3	$14.5	$71.6	$79.7

Average shares of common stock outstanding
Basic	45.3	45.2	45.3	45.1
Diluted	45.4	45.3	45.4	45.2

Earnings per average share of common stock
Basic	$.03	$.32	$1.58	$1.77
Diluted	.03	.32	1.58	1.76

(1) Operating income (loss) by business segment
Gas distribution	$.4	$3.6	$83.4	$88.3
Shipping	9.5	8.7	19.1	26.9
Other energy ventures	.6	10.5	12.6	15.8
Corporate and eliminations	(1.2)	-	(2.0)	(1.7)

	$9.3	$22.8	$113.1	$129.3

Nicor Inc.
Gas Distribution Statistics

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007
Operating revenues (millions)
Sales
Residential	$196.1	$147.4	$1,572.4	$1,267.6
Commercial	50.5	36.6	402.1	305.5
Industrial	3.8	3.3	45.9	34.8
	250.4	187.3	2,020.4	1,607.9
Transportation
Residential	7.3	5.8	28.5	21.4
Commercial	11.9	12.6	54.9	53.7
Industrial	9.3	9.8	28.7	28.5
Other	1.3	.7	24.0	10.0
	29.8	28.9	136.1	113.6
Other revenues
Revenue taxes	14.6	12.8	131.6	114.0
Environmental cost recovery	.7	.9	6.8	8.0
Chicago Hub	2.6	3.4	8.5	13.1
Other	8.0	5.6	27.0	22.1
	25.9	22.7	173.9	157.2
	$306.1	$238.9	$2,330.4	$1,878.7
Deliveries (Bcf)
Sales
Residential	12.3	12.5	142.6	137.2
Commercial	3.5	3.5	37.2	33.9
Industrial	.3	.4	4.5	4.1
	16.1	16.4	184.3	175.2
Transportation
Residential	1.5	1.2	16.3	12.9
Commercial	9.5	9.2	61.7	57.7
Industrial	21.3	23.6	76.7	80.0
	32.3	34.0	154.7	150.6
	48.4	50.4	339.0	325.8
Customers at end of period (thousands)
Sales
Residential	1,751	1,787
Commercial	127	124
Industrial	7	7
	1,885	1,918
Transportation
Residential	215	176
Commercial	53	54
Industrial	5	6
	273	236
	2,158	2,154

Other statistics
Degree days	37	45	3,999	3,699
Colder (warmer) than normal (1)	(47)%	(36)%	6%	(2)%
Average gas cost per Mcf sold	$11.12	$7.15	$9.52	$7.60

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,830 degree days per year.

Nicor Inc.
Shipping Statistics

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007

Twenty-foot equivalent units (TEUs) shipped (thousands)	49.5	50.9	146.3	152.2

Revenue per TEU	$2,196	$1,915	$2,111	$1,929

At end of period

Ports served	25	26

Vessels operated	17	19